Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS

Global Reach and Broad Product Portfolio Help Drive Revenue Growth in All Regions in Local Currencies

SANTA ANA, Calif., October 25, 2012 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions, today announced financial results for the third quarter ended September 29, 2012.

Worldwide sales of $9.03 billion were up 1 percent in U.S. dollars when compared with $8.90 billion in the third quarter last year. The translation effect of foreign currencies had a negative impact of 5 percent on worldwide sales growth as compared with the prior year. The company experienced strong operating leverage with operating income increasing by more than 8 percent to $92.6 million, which includes $7.6 million in restructuring and acquisition-related costs as discussed below, when compared to 2011 third quarter operating income of $85.4 million.

Worldwide gross profit was $453.9 million (5.02 percent of total sales), compared with $440.7 million (4.95 percent of total sales) in the 2011 third quarter. Gross profit as a percentage of revenue was up modestly from the prior year period due primarily to double digit sales growth in North America in the company’s higher margin specialty business and in Ingram Micro Logistics. However, 2012 third quarter gross profit continues to be negatively impacted by significant sales growth in tablets and other personal devices, the majority of which are delivered to the market in a high velocity, yet lower cost to serve, fulfillment model, as well as a continued competitive selling environment, particularly in more commoditized product lines.

2012 third quarter net income was $53.3 million, or 35 cents per diluted share, which includes an aggregate net negative impact of 5 cents per diluted share for the following items:

•

A negative impact totaling approximately $5.3 million pretax, or 3 cents per diluted share, primarily related to restructuring in Australia, New Zealand and in Europe. In conjunction with these cost cutting actions, the company has also expanded its capabilities in lower cost shared services centers serving each region. The combination of these actions taken in the third quarter are expected to result in annualized cost savings of more than $10 million in 2013, more than half of which will benefit Australia’s operating expense run rate;

•

A negative impact from acquisition costs totaling approximately $2.3 million pretax, or 1 cent per diluted share, consisting primarily of legal and other consultative services, associated with the acquisition of Brightpoint, Inc.; and

•

A negative impact from a net loss of $2.8 million pretax, or 1 cent per diluted share, due to the foreign-currency translation impact on Euro-based inventory purchases in the company’s pan-European purchasing entity, which designates the United States dollar as its functional currency.

2011 third quarter net income was $23.3 million, or 15 cents per diluted share, which included charges totaling $28.8 million, or 18 cents per diluted share, comprised of: a non-cash valuation allowance of $24.8 million recorded against the company’s deferred tax assets in Brazil and a charge of $4.0 million after tax related primarily to the termination of the company’s interest rate swap associated with the repayment of its term loan in September 2011.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2012 third quarter highlights:

•

North America’s sales grew by 5 percent, increasing year-over-year for the 11th consecutive quarter, driven by growth in all U.S. divisions, including solid growth in the U.S. broadline business, as well as double-digit increases in the higher margin businesses of DBL, physical security and Ingram Micro Logistics. While growing share, the Canadian business declined modestly when compared to the 2011 third quarter, primarily due to soft market conditions and the non-recurrence of a special promotional program by a large vendor that drove strong Canadian sales last year.

•	Latin America delivered all-time record third quarter revenues, growing sales 11 percent in U.S. dollars versus the prior year period, despite foreign exchange headwinds of 8 percent.

•

Asia Pacific performed well, as the two largest contributors – China and India – each delivered double-digit growth in local currencies. Total sales for the region were up 6 percent in U.S. dollars and 10 percent in local currencies.

•

In Europe, the company’s three anchor countries of Germany, the UK and France all experienced solid year-over-year sales growth in local currencies, offset somewhat by continued weakness in other countries as the region as a whole continues to experience challenging economic conditions. Although 2012 third quarter sales for Europe were down in U.S. dollars by 9 percent, sales grew by 1 percent in local currencies.

•

During the third quarter, the company issued a 10-year, $300 million bond with a 5 percent annual coupon. The bridge financing commitment letter entered into on June 29, 2012 was automatically terminated when these bonds were issued.

•	Working capital days were 26, within the company’s targeted range of 22 to 26 days.

The Company also completed the following acquisitions at the beginning of the fourth quarter in support of its long-term growth strategy to expand the company’s business in high growth markets, while increasing its services and solutions capabilities:

•	On October 15, 2012, Ingram Micro closed the BrightPoint acquisition and established itself as a leading global provider of device lifecycle services and solutions for the mobile industry; and

•

The company broadened its geographic reach into the Middle East and North Africa with the acquisition of certain IT businesses of Dubai-based Aptec Holdings Ltd, a leading value-added distributor in the Middle East and Africa, with products and solutions covering data center, storage, security, networking and software categories, including technical services.

“It is clear that the macroeconomic environment and mid-term perspective are difficult, however, we executed well during the quarter, with every region growing revenues in local currencies,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “We also experienced excellent leverage in the model with overall operating income increasing by more than 8 percent on 1 percent revenue growth.”

“Our position as the world’s largest technology distributor provides valuable differentiation, giving us the ability to execute on our financial objectives despite challenging conditions,” Monié said. “Our industry-leading reach covers more than 145 countries with the world’s most comprehensive portfolio of IT products and services, which enables us to capture revenue opportunities in better performing regions such as Asia Pacific and Latin America and in markets including SMB and certain retail and e-tail segments that many others cannot serve. This global reach and broad portfolio of IT products and services make us a highly attractive partner for vendors and customer alike.”

“In addition to our financial execution,” Monié continued, “we are also executing on several of our stated strategic initiatives: building out our mobility business through adding scale and high value services with BrightPoint, while also expanding our reach into the Middle East and Africa with Aptec, all of which provide our vendor partners and customers even broader integrated IT/mobility offerings and a truly global platform.”

Bill Humes, chief operating and financial officer, commented: “We believe the combination of our recent acquisitions and our ongoing organic investments back into the business will ultimately benefit the company through a higher mix of faster growing markets – both geographic and product related – and the ability to offer higher margin products and services. To help facilitate these strategic initiatives, we continue to take what we believe are prudent and appropriate steps to provide a solid capital structure through a combination of cash, public debt and bank facilities. Our primary goal is to drive sustainable, long-term shareholder value, and we are taking the appropriate steps to do so.”

Nine-Month Period

For the nine months ended September 29, 2012, worldwide sales were $26.45 billion, with gross profit of $1.37 billion (5.20 percent of total sales), compared with worldwide sales of $26.38 billion, with gross profit of $1.35 million (5.13 percent of total sales) for last year’s nine-month period. Nine-month net income for 2012 was $205 million, or $1.33 per diluted share, versus $139 million, or 86 cents per diluted share, for the 2011 nine-month period.

Outlook

For the traditional Ingram Micro business, the Company currently expects 2012 fourth quarter sales to be relatively flat with the 2011 fourth quarter. While remaining under pressure, 2012 fourth quarter gross margin is expected to increase sequentially over the 2012 third quarter in-line with historic seasonality, although the company will not have the gross margin uplift from higher hard disk drive pricing that benefited the 2011 fourth quarter. For BrightPoint, October is typically one of the strongest months of the year, as customers stock up for the holiday selling season. Given that 2012 fourth quarter financial results will only include a stub period for BrightPoint that excludes the first half of October, the company currently expects BrightPoint to contribute around $900 million in sales and to be breakeven to slightly accretive to earnings per share in the 2012 fourth quarter, including an estimate of $9 million in quarterly amortization of intangibles related to the BrightPoint acquisition, but excluding one-time charges and integration costs.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 710-4011 (toll-free within the United States and Canada) or (913) 312-1466 (other countries), passcode “8549320.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “8549320.”

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our recently completed acquisition of Brightpoint, Inc., including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry; uncertainties relating to litigation; and other unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the transaction.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Form 10-Q for the fiscal quarter ended June 30, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving 145 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

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© 2012 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	September 29,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,156,076	$891,403
Trade accounts receivable, net	3,784,098	4,465,329
Inventory	3,338,513	2,942,164
Other current assets	363,417	319,506

Total current assets	8,642,104	8,618,402
Property and equipment, net	353,353	323,261
Intangible assets, net	65,374	73,330
Other assets	133,755	131,523

Total assets	$9,194,586	$9,146,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,411,990	$4,893,437
Accrued expenses	441,024	524,010
Short-term debt and current maturities of long-term debt	159,979	92,428

Total current liabilities	5,012,993	5,509,875
Long-term debt, less current maturities	610,693	300,000
Other liabilities	83,051	63,864

Total liabilities	5,706,737	5,873,739
Stockholders’ equity	3,487,849	3,272,777

Total liabilities and stockholders’ equity	$9,194,586	$9,146,516

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	September 29, 2012	October 1, 2011
Net sales	$9,034,141	$8,903,020
Cost of sales	8,580,249	8,462,300

Gross profit	453,892	440,720

Operating expenses:
Selling, general and administrative	355,975	354,185
Reorganization costs	5,268	1,156

	361,243	355,341

Income from operations	92,649	85,379
Interest and other:
Interest income	(1,445)	(1,432)
Interest expense	14,946	13,048
Net foreign currency exchange loss (gain)	2,204	(1,348)
Loss from settlement of interest rate swap and senior unsecured term loan	—	5,624
Other	1,918	2,393

	17,623	18,285

Income before income taxes	75,026	67,094
Provision for income taxes	21,715	43,768

Net income	$53,311	$23,326

Diluted earnings per share	$0.35	$0.15

Diluted weighted average shares outstanding	152,816	156,767

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011
Net sales	$26,447,417	$26,375,757
Cost of sales	25,073,238	25,021,733

Gross profit	1,374,179	1,354,024

Operating expenses:
Selling, general and administrative	1,073,030	1,070,556
Reorganization costs	6,664	887

	1,079,694	1,071,443

Income from operations	294,485	282,581
Interest and other:
Interest income	(7,411)	(4,056)
Interest expense	38,252	40,561
Net foreign currency exchange loss (gain)	9,564	(1,313)
Loss from settlement of interest rate swap and senior unsecured term loan	—	5,624
Other	7,006	9,444

	47,411	50,260

Income before income taxes	247,074	232,321
Provision for income taxes	42,516	92,954

Net income	$204,558	$139,367

Diluted earnings per share	$1.33	$0.86

Diluted weighted average shares outstanding	153,871	161,543

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended September 29, 2012
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,972,208	$66,935	1.69%
Europe	2,420,425	14,498	0.60%
Asia-Pacific	2,174,409	9,193	0.42%
Latin America	467,099	9,263	1.98%
Stock-based compensation expense	—	(7,240)	—

Consolidated Total	$9,034,141	$92,649	1.03%

	Thirteen Weeks Ended October 1, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$3,769,733	$64,247	1.70%
Europe	2,653,054	16,198	0.61%
Asia-Pacific	2,059,944	7,773	0.38%
Latin America	420,289	6,241	1.48%
Stock-based compensation expense	—	(9,080)	—

Consolidated Total	$8,903,020	$85,379	0.96%

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirty-nine Weeks Ended September 29, 2012
		Operating	Operating
	Net Sales	Income	Margin
North America	$11,416,399	$205,313	1.80%
Europe	7,527,622	51,412	0.68%
Asia-Pacific	6,162,273	38,447	0.62%
Latin America	1,341,123	21,128	1.58%
Stock-based compensation expense	—	(21,815)	—

Consolidated Total	$26,447,417	$294,485	1.11%

	Thirty-nine Weeks Ended October 1, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$11,036,595	$190,984	1.73%
Europe	8,169,408	65,195	0.80%
Asia-Pacific	5,955,784	32,482	0.55%
Latin America	1,213,970	18,988	1.56%
Stock-based compensation expense	—	(25,068)	—

Consolidated Total	$26,375,757	$282,581	1.07%